Filed Pursuant to Rule 433
Dated November 2, 2006
Registration Statement: No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate Notes)

Issuer:	General Electric Capital Corporation

Ratings:	Aaa/AAA

Trade Date/Pricing Effective Time:	November 2, 2006

Settlement Date (Original Issue Date):	November 7, 2006

Maturity Date:	June 15, 2012

Principal Amount:	US$350,000,000

Price to Public (Issue Price):	104.117% (plus accrued interest from and including June 15, 2006 to but excluding November 7, 2006)

Agents Commission:	0.300%

All-in Price:	103.817%

Accrued Interest:	$8,283,333.33

Net Proceeds to Issuer:	US$371,642,833.33

Interest Rate Per Annum:	6.00%

Index Currency:	U.S. Dollars

Treasury Benchmark:	4.625% due 10/2011

Reoffer Spread (plus or minus):	+59 basis points

Interest Payment Dates:	June 15th and December 15th of each year commencing December 15, 2006 and ending on the Maturity Date

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Filed Pursuant to Rule 433
Dated November 2, 2006
Registration Statement: No. 333-132807

Day Count Convention:	30/360

Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.

Call Dates (if any):	N/A

Call Notice Period:	N/A

Put Dates (if any):	N/A

Put Notice Period:	N/A

CUSIP:	36962GYY4

ISIN:	US36962GYY42

Common Code:	014932046

Additional Information:

Reopening of Issue

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Issuers issue of US$3,750,000,000 principal amount of Fixed Rate Notes due June 15, 2012 as described in the Issuers pricing supplement numbered 3761 dated May 31, 2002.

Plan of Distribution:

The Notes are being purchased by Citigroup Capital Markets Inc. (the "Underwriter"), as principal, at 104.117% of the aggregate principal amount of the Notes less an underwriting discount equal to 0.300%.

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Filed Pursuant to Rule 433
Dated November 2, 2006
Registration Statement: No. 333-132807

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Information:

At September 30, 2006, the Company had outstanding indebtedness totaling $398.803 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2006, excluding subordinated notes payable after one year, was equal to $394.061 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
Year Ended December 31,					Nine Months ended September 30,
2001	2002	2003	2004	2005	2006

1.56	1.62	1.71	1.82	1.66	1.62

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer or the underwriter participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup at 1-877-858-5407 or Investor Communications of the issuer at 1-203-357-3950.